UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2015

QLOGIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23298	33-0537669
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26650 Aliso Viejo Parkway, Aliso Viejo, California	92656
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 389-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2015, QLogic Corporation (the “Company”) approved compensation arrangements with its Executive Chairman, Chris King, and its Acting Chief Executive Officer, Senior Vice President and Chief Financial Officer, Jean Hu.

Executive Chairman Compensation

The compensation arrangement with Ms. King provides for a base salary and an annual incentive bonus as determined by the Compensation Committee. The annual base salary rate for Ms. King is $420,000, effective August 20, 2015. Her annual target bonus is 75% of the annual target bonus of the Chief Executive Officer. Ms. King received a restricted stock unit (“RSU”) award that consists of 39,331 time-based RSUs and 39,331 market-based RSUs. The time-based RSUs will vest, subject to Ms. King’s continued service to the Company, in equal annual installments over a term of 4 years following the grant date and are payable upon vesting in shares of the Company’s common stock on a one-for-one basis, less any shares of common stock that may be withheld to satisfy the related minimum tax withholding obligations. The market-based RSUs will be earned based upon the relative performance of the total shareholder return (TSR) of the Company’s stock over a period of time beginning on August 20, 2015 and ending on the first to occur of (i) August 20, 2018 or (ii) the date that Ms. King is no longer serving as a senior executive officer of the Company, in either case compared to the TSR of the NASDAQ Index over the same period. The number of market-based RSUs earned at the end of such period will be based on the relative performance of the Company’s TSR subject to a threshold performance requirement and will have a maximum multiplier of 2x the target number of RSUs subject to the award. For further information regarding the percentage of the target number of units generally credited based on performance under the Company’s market-based RSUs, see the Compensation Discussion and Analysis - Executive Compensation Programs – Equity Awards -  FY2015 MSU Plan in the Company’s Form DEF 14A filed with the Securities and Exchange Commission (“SEC”) on July 17, 2015.

In the event that the Company terminates Ms. King’s employment without cause or in the event that Ms. King terminates her employment for good reason, in either case within 6 months before or 24 months after a Change in Control (a “Qualifying Termination”), the equity awards described above to the extent then outstanding and not otherwise vested, will generally become fully vested in connection with such termination from employment. For market-based RSUs, if a Change in Control occurs, the performance period used to determine the relative performance of the total shareholder return of the Company’s stock shall end on the last trading day before the date the Change in Control transaction is completed and the stock price used in determining the Company’s performance compared to the NASDAQ Index shall be the price at which the Change in Control transaction occurs. Upon a Qualifying Termination of Ms. King’s employment or service, the earned market-based RSUs based on that performance period shall vest.   For these purposes, “Change in Control” and “Qualifying Termination” (and related defined terms included within those terms) shall have the same meanings as set forth in the form of Change in Control Severance Agreement most recently filed by the Company with the SEC.

Acting Chief Executive Officer Compensation

The compensation arrangement with Ms. Hu, the Company’s Acting Chief Executive Officer, Senior Vice President and Chief Financial Officer, provides for a base salary and an annual incentive bonus as determined by the Compensation Committee. The initial annual base salary rate for Ms. Hu is $544,000, effective August 20, 2015. Her annual target bonus is 110% of base salary. Should Ms. Hu relinquish the role of Acting Chief Executive Officer but remain as the Company’s Senior Vice President and Chief Financial Officer, then her base salary and annual target bonus shall revert to the base salary ($400,000) and annual target bonus (75% of her base salary) in effect as of August 19, 2015.

Ms. Hu received an RSU award that consists of 39,331 time-based RSUs and 39,331 market-based RSUs. The time-based RSUs will vest, subject to Ms. Hu’s continued service to the Company, in equal annual installments over a term of 4 years following the grant date and are payable upon vesting in shares of the Company’s common stock on a one-for-one basis, less any shares of common stock that may be withheld to satisfy the related minimum tax withholding obligations. The market-based RSUs will be earned based upon the relative performance of the TSR of the Company’s stock over a period of time beginning on August 20, 2015 and ending on August 20, 2018 compared to the TSR of the NASDAQ Index over the same period. The number of market-based RSUs earned at the end of such period will be based on the relative performance of the Company’s TSR subject to a threshold performance requirement and will have a maximum multiplier of 2x the target number of units subject to the award. For further information regarding the percentage of the target number of units generally credited based on performance under the Company’s market-based RSUs, see the Compensation Discussion and Analysis - Executive Compensation Programs – Equity Awards - FY2015 MSU Plan in the Company’s Form DEF 14A filed with the SEC on July 17, 2015.

In the event of a change in control, the performance period used to determine the relative performance of the Company’s TSR for market-based RSUs shall end on the last trading day before the date the Change in Control transaction is completed and the stock price used in determining the Company’s performance compared to the NASDAQ Index shall be the price at which the Change in Control transaction occurs.  In the event that the Company terminates Ms. Hu’s employment without cause or in the event that Ms. Hu terminates her employment for good reason, in either case within 6 months before or 24 months after the Change in Control, the earned market-based RSUs for that performance period would vest pursuant to her Change in Control Severance Agreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QLOGIC CORPORATION

September 15, 2015	/s/ Michael Hawkins
Michael Hawkins
Vice President and General Counsel